Exhibit 10
SHARE PURCHASE AGREEMENT
          THIS AGREEMENT made as of the 26lh day of August, 2005,
BETWEEN:
LANSDOWNE UK EQUITY FUND LIMITED,
a company incorporated under the laws of the
Cayman Islands, B.W.I,
(hereinafter called the “Vendor”),
- and -
1184760 ALBERTA LTD.,
a corporation incorporated under the laws of the
Province of Alberta,
(hereinafter called the “Purchaser”),
-and-
XSTRATA PLC,
a public limited company under the laws of England
and Wales,
(hereinafter called the “Guarantor”),
          WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties covenant and agree as follows:
ARTICLE 1
INTERPRETATION
1.1 Defined Terms.
          For the purpose of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:
“Affiliate” of a company means a subsidiary of the company, any body corporate of which the company is a subsidiary and, if the company is a subsidiary of another body corporate, every other subsidiary of that body corporate;
“Business Day” means any day, other than a Saturday or a Sunday, on which banks in London, England and Zug, Switzerland are open for business;

“Common Shares” means the common shares of the Corporation;
“Competition Act” means the Competition Act (Canada);
“Competition Commissioner” means the Commission of Competition appointed under the Competition Act;
“Contract” means any agreement, indenture, contract, lease, deed of trust, licence, option, instrument or other commitment, whether written or oral;
“Corporation” means Falconbridge Limited, a corporation existing under the laws of the Province of Ontario, Canada;
“Encumbrance” means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or any Contract to create any of the foregoing;
“First Closing” means the closing of the purchase and sale of the First Tranche;
“First Closing Date” means September 1, 2005, or such other date as may be mutually agreed upon by the Vendor and the Purchaser;
“First Time of Closing” means 10:00 a.m. (London time) on the First Closing Date;
“First Tranche” means 367,415 of the Purchased Shares;
“Purchase Price” has the meaning set out in section 2.2;
“Purchased Shares” has the meaning set out in section 2.1;
“Second Closing” means the closing of the purchase and sale of the Second Tranche;
“Second Closing Date” means the earlier of (i) the fourth Business Day after the satisfaction of the condition set forth in section 7.1(d), and (ii) November 30, 2005;
“Second Time of Closing” means 10:00 a.m. (London time) on the Second Closing Date; and
“Second Tranche” means 2,585 of the Purchased Shares.
1.2 Currency.
          Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in Canadian dollars.
1.3 Sections and Headings.
          The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, section, subsection, clause or a Schedule refers to the specified Article, section, subsection or clause of or Schedule to this Agreement.
1.4 Entire Agreement.
          This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.
1.5 Time of Essence.
          Time shall be of the essence of this Agreement.
1.6 Applicable Law.
          This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of England, and each party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of England and all courts competent to hear appeals therefrom.
1.7 Severability.
          If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.
1.8 Successors and Assigns.
          This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their respective successors and permitted assigns. No party may assign any of its rights or obligations hereunder without the prior written consent of the other party.
1.9 Amendment and Waivers.
          No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

ARTICLE 2
PURCHASE AND SALE OF PURCHASED SHARES
2.1 Purchase and Sale of Purchased Shares.
          Subject to the terms and conditions hereof, the Vendor covenants and agrees to sell, assign and transfer to the Purchaser and the Purchaser covenants and agrees to purchase from the Vendor 370,000 issued and outstanding Common Shares (the “Purchased Shares”).
2.2 Purchase Price.
          The purchase price payable by the Purchaser to the Vendor for the Purchased Shares (the “Purchase Price”) shall be Cdn.$28.00 per Purchased Share in cash.
2.3 Adjustment of Purchase Price — Price Protection.
     (a) If at any time in the nine-month period following the 14lh day of August, 2005 (the “Price Protection Period”):
(i)	the Guarantor or any of its Affiliates or any person acting jointly or in concert with the Guarantor makes an offer or proposal to the Corporation respecting, or publicly announces an intention to undertake, an amalgamation or merger with, or an arrangement involving, the Corporation (or other similar transaction) pursuant to which the Guarantor will directly, or indirectly through an Affiliate, or any person acting jointly or in concert with the Guarantor, acquire all or a majority portion of the business of the Corporation; or

(ii)	the Guarantor or any of its Affiliates or any person acting jointly or in concert with the Guarantor makes an offer or proposal to the Corporation respecting, or publicly announces an intention to undertake, a take-over bid by take-over bid circular in compliance with applicable Canadian securities laws, after giving effect to which the Guarantor, if successful, would beneficially own directly or indirectly through an Affiliate, and together with any person acting jointly or in concert with the Guarantor, a majority of the Common Shares;
(any such transaction being a “Price Protection Transaction”) then within five business days following the completion by the Guarantor or its Affiliate of the Price Protection Transaction the Guarantor will pay, or cause an Affiliate to pay, to the Vendor the Adjustment Payment (as defined below), if applicable, in immediately available funds.
     (b) The Vendor will be entitled to receive an additional amount on account of each of the Purchased Shares (the “Adjustment Payment”) equal to the amount by which the consideration per Common Share received by the holders of the Corporation’s Common Shares pursuant to the Price Protection Transaction (the “Greater Price”) exceeds the Purchase Price.
     (c) If all or any portion of the Greater Price is in the form of:

(i)	cash, the consideration shall be valued based on the face value of the cash,

(ii)	publicly traded securities, the consideration shall be valued based on the closing price of such securities on the date of the completion of the Price Protection Transaction on the published market on which the greatest volume of trading in such securities occurred over the 20 trading days preceding such date,

(iii)	securities that are not publicly traded until the date of the completion of the Price Protection Transaction, the consideration shall be valued based on the closing price of such securities on the five trading days following the completion of the Price Protection Transaction on the published market on which the greatest volume of trading in such securities occurred over such period, or

(iv)	any other consideration, the consideration shall be valued at its fair market value as the Vendors and the Purchaser shall mutually agree, acting reasonably.
     (d) If all or any portion of the consideration forming the Greater Price has a value expressed in a currency other than Canadian dollars, then the value of that consideration will be expressed in Canadian dollars based upon a conversion rate of exchange equal to the noon spot rate quoted by the Bank of Canada on the date of the completion of the Price Protection Transaction for the purchase of Canadian dollars using the currency in which the consideration (or portion thereof) was originally denominated.
     (e) In the event of any disagreement between the Parties with respect to the calculation of the value of the Greater Price, the matter will be submitted to an internationally recognized firm of chartered accountants to be agreed upon by the parties, provided that such firm may not be the auditors of either the Vendor or the Guarantor. The decision of such firm of chartered accountants as to the value of the Adjustment Payment will be final and binding on the parties.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE VENDOR
          The Vendor represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with its purchase of the Purchased Shares:
3.1 Organization.
          The Vendor is a company incorporated and validly existing under the laws of the Cayman Islands, B.W.I., and has the power to own the Purchased Shares, to enter into this Agreement and to perform its obligations hereunder.

3.2 Authorization and Enforceability.
          This Agreement has been duly authorized, executed and delivered by the Vendor and is a legal, valid and binding obligation of the Vendor enforceable against the Vendor by the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.
3.3 No Other Agreements to Purchase.
          No person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor of any of the Purchased Shares.
3.4 Ownership of Purchased Shares.
          Save to the extent provided by the relevant custodian and prime brokerage agreements, the Vendor is the sole beneficial owner of the Purchased Shares, free and clear of all Encumbrances and, without limiting the generality of the foregoing, none of the Purchased Shares is subject to any voting trust, shareholder agreement or voting agreement. No person other than the Vendor has a direct beneficial interest in the Purchased Shares. The Vendor did not acquire the Purchased Shares in order that the Purchaser might make use of any exemption from the take-over bid requirements of Canadian provincial securities laws. Save to the extent provided by the relevant custodian and prime brokerage agreements, the Purchased Shares are not subject to any legal restrictions on their transferability.
3.5 No Violation.
          So far as the Vendor is aware, the execution and delivery of this Agreement by the Vendor and the consummation of the transactions herein provided for will not result in either:
     (a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Vendor:
(i)	any Contract to which any the Vendor is a party and which is material to the Vendor or by which it is bound;

(ii)	of any provisions of the constating documents or resolutions of the board of directors (or any committee thereof) or securityholders of the Vendor;

(iii)	any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Vendor;

(iv)	any licence, permit, approval, consent or authorization held by the Vendor necessary for the ownership of the Purchased Shares; or

(v)	any applicable law, statute, ordinance, regulation or rule; or
     (b) the creation or imposition of any Encumbrance on any of the Purchased Shares.

3.6 Consents and Approvals.
          There is no requirement for the Vendor to make any filing with, give any notice to or to obtain any licence, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful sale of the Purchased Shares as contemplated by this Agreement.
3.7 No Actions, Proceedings.
          There is no action, proceeding or investigation (whether or not purportedly on behalf of the Vendor) pending or, to the knowledge of the senior officers of the Vendor without further inquiry, threatened, against or affecting the Vendor, at law or in equity, before or by any court or federal, provincial, municipal or other governmental department, commission, board or agency, domestic or foreign, which questions the validity of the purchase and sale of the Purchased Shares or any action taken or to be taken by the Vendor pursuant to this Agreement.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE
GUARANTOR
          The Purchaser and the Guarantor jointly and severally represent and warrant to the Vendor as follows and acknowledge that the Vendor is relying on such representations and warranties in connection with its sale of the Purchased Shares:
4.1 Organization.
          The Purchaser is a corporation validly existing under the laws of the Province of Alberta and has the corporate power to enter into this Agreement and to perform its obligations hereunder. The Guarantor is validly existing as a public limited company under the laws of England and Wales and has the corporate power to enter into this Agreement and to perform its obligations hereunder.
4.2 Authorization.
          The transaction contemplated by this Agreement has been duly authorized, and this Agreement has been duly executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser by the Vendor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.
4.3 No Violation.
          The execution and delivery of this Agreement by the Purchaser and the Guarantor and the consummation of the transactions herein provided for will not result in either the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Purchaser or the Guarantor under:

     (a) any Contract to which the Purchaser or the Guarantor is a party and which is material to the Purchaser or the Guarantor, as applicable, or by which either of them is, or any of their material properties are, bound;
     (b) any confidentiality agreement entered into between the Guarantor or any of its Affiliates and the Corporation;
     (c) any provision of the constating documents, by-laws or resolutions of the board of directors (or any committee thereof) of the Purchaser or the Guarantor or shareholder of the Purchaser;
     (d) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Purchaser or the Guarantor;
     (e) any license, permit, approval, consent or authorization held by the Purchaser or the Guarantor and necessary for the completion of the transaction contemplated by this Agreement or the operation of the Guarantor’s business; or
     (f) any applicable law, statute, ordinance, regulation or rule.
4.4 Consents and Approvals.
          There is no requirement for the Purchaser or the Guarantor to make any filing with, give any notice to or to obtain any licence, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the purchase of the Purchased Shares except for the requirement to give notice under the Competition Act or receive an exemption from the requirement to give such notice prior to purchasing the Second Tranche. There is no requirement under any Contract to which the Purchaser or the Guarantor is a party or by which either of them is bound to give any notice to, or to obtain the consent or approval of, any party to such agreement, instrument or commitment relating to the purchase of the Purchased Shares by the Purchaser.
4.5 No Actions, Proceedings.
          There is no action, proceeding or investigation (whether or not purportedly on the Guarantor’s behalf) pending or, to the actual knowledge of the senior officers of the Guarantor without further inquiry, threatened, against or affecting the Purchaser or the Guarantor, at law or in equity, before or by any court or federal, provincial, municipal or other governmental department, commission, board or agency, domestic or foreign, which questions the validity of any action taken or to be taken by either of them pursuant to this Agreement.
ARTICLE 5
SURVIVAL OF REPRESENTATIONS AND WARRANTIES
5.1 Survival of Representations and Warranties.
          To the extent that they have not been fully performed at or prior to the Time of Closing, the covenants, representations and warranties of the parties contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant hereto, except as otherwise expressly provided in any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement, shall survive the closing of the transactions contemplated hereby until December 31, 2006 and, notwithstanding such closing nor any investigation made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser, in respect of the Vendor, and for the Vendor in respect of the Purchaser and the Guarantor during such period, except that:
     (a) the representations and warranties set out in section 3.3 and section 3.4 shall survive and continue in full force and effect without limitation of time; and
     (b) a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud or fraudulent misrepresentation may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by law.
ARTICLE 6
COVENANTS
6.1 Conduct Prior to Closing.
          Without in any way limiting any other obligations hereunder, during the period from the date hereof to the Second Time of Closing, each of the parties hereto shall use its best efforts to take and cause to be taken all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the completion of the transactions contemplated hereby.
ARTICLE 7
CONDITIONS OF CLOSING
7.1 Conditions of Closing in Favour of the Purchaser.
          The purchase and sale of the First Tranche is subject to the following terms and conditions (other than the term and condition set out in (d) below) for the exclusive benefit of the Purchaser, to be fulfilled or performed at or prior to the First Time of Closing. The purchase and sale of the Second Tranche is subject to the following terms and conditions (including the term and condition set out in (d) below) for the exclusive benefit of the Purchaser, to be fulfilled or performed at or prior to the Second Time of Closing.
     (a) Representations and Warranties. The representations and warranties of the Vendor contained in this Agreement shall be true and correct in all material respects at each of the First Time of Closing and at the Second Time of Closing, respectively, with the same force and effect as if such representations and warranties were made at and as of such time;
     (b) Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendor at or before each of the First Time of Closing and the Second Time of Closing shall have been complied with or performed;

     (c) No Action or Proceeding. At each of the First Time of Closing and the Second Time of Closing, (i) no legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the First Tranche and the Second Tranche, respectively, any of the Purchased Shares contemplated hereby, and (ii) the Corporation shall not have introduced or announced the introduction of a shareholder rights plan or similar agreement or arrangement the result of which would be that on completion of the purchase by the Purchaser of either the First Tranche at the First Time of Closing, or the Second Tranche at the Second Time of Closing, the Guarantor’s or the Purchaser’s ownership interests in the Common Shares of the Corporation would be substantially diluted; and
     (d) Canadian Competition Law. On or prior to the Second Time of Closing;
(i)	the Competition Commissioner shall have issued an advance ruling certificate (an “ARC”) under section 102 of the Competition Act in respect of the purchase of the Second Tranche and shall not have subsequently withdrawn or purported to withdraw such ARC or have indicated that she has obtained new information as a result of which she is no longer satisfied that she would not have sufficient grounds on which to apply to the Competition Tribunal under section 92 of the Competition Act with respect to the purchase of the Second Tranche; or

(ii)
(A)	any applicable time period under section 123 of the Competition Act shall have expired or been terminated or waived by the Competition Commissioner or her authorized representative pursuant to section 113(c) of the Competition Act; and

(B)	the Competition Commissioner or her authorized representative shall have advised the Purchaser (on terms and in a form satisfactory to the Purchaser) that the Competition Commissioner does not currently intend to make an application under section 92 of the Competition Act in respect of the purchase of the Second Tranche and neither the Competition Commissioner nor any of her representatives shall have rescinded or amended such advice.
          If any of the conditions contained in this section 7.1 (other than the condition set out in (d) above) to be performed or fulfilled at or prior to the First Time of Closing shall not be performed or fulfilled at or prior to the First Time of Closing to the satisfaction of the Purchaser, acting reasonably, the Purchaser may, by notice to the Vendor, terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement other than the obligations contained in sections 9.2 and 9.3 shall be terminated. If any of the conditions contained in this section 7.1 (including, for certainty, the condition set out in (d) above) to be performed or fulfilled at or prior to the Second Time of Closing shall not be performed or fulfilled at or prior to the Second Time of Closing to the satisfaction of the Purchaser, acting reasonably, the Purchaser may, by notice to the Vendor, terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement other than the obligations contained in sections 9.2 and 9.3 shall be terminated but, for greater certainty, termination after the completion of the purchase and sale of the First Tranche at the First Time of Closing shall not be so affected, and the purchase and sale of the First Tranche shall remain completed. Any of the foregoing conditions may be waived in whole or in part by the Purchaser without prejudice to any claims it may have for breach of covenant, representation or warranty.
7.2 Conditions of Closing in Favour of the Vendor.
          The purchase and sale of the First Tranche is subject to the following terms and conditions for the exclusive benefit of the Vendor, to be fulfilled or performed at or prior to the First Time of Closing and the purchase and sale of the Second Tranche is subject to the following terms and conditions for the exclusive benefit of the Vendor, to be fulfilled or performed at or prior to the Second Time of Closing:
     (a) Representations and Warranties. The representations and warranties of the Purchase and Guarantor contained in this Agreement shall be true and correct in all material respects at each of the First Time of Closing and the Second Time of Closing, with the same force and effect as if such representations and warranties were made at and as of such time;
     (b) Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser and the Guarantor at or before each of the First Time of Closing and the Second Time of Closing shall have been complied with or performed; and
     (c) No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of any of the Purchased Shares contemplated hereby.
          If any of the conditions contained in this section 7.2 shall not be performed or fulfilled at or prior to the First Time of Closing to the satisfaction of the Vendor, acting reasonably, the Vendor may, by notice to the Purchaser, terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement other than the obligations contained in sections 9.2 and 9.3 shall be terminated. If any of the conditions contained in this section 7.2 shall not be performed or fulfilled at or prior to the Second Time of Closing to the satisfaction of the Vendor, acting reasonably, the Vendor may, by notice to the Purchaser, terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement other than the obligations contained in sections 9.2 and 9.3 shall be terminated but, for greater certainty, termination after the completion of the purchase and sale of the First Tranche shall be not affect the purchase and sale of the First Tranche. Any such condition may be waived in whole or in part by the Vendor without prejudice to any claims it may have for breach of covenant, representation or warranty.
ARTICLE 8
CLOSING ARRANGEMENTS
8.1 Place of Closings.
          The First Closing shall take place at the First Time of Closing and the Second Closing shall take place at the Second Time of Closing, in each case, at the offices of the Purchaser in London, England.

8.2 Transfer.
          At the First Time of Closing, upon fulfilment of all the conditions set out in Article 7 (other than the condition in section 7.1(d)), the Vendor shall execute and deliver to the Purchaser all such documents, certificates and instruments and do all such other acts and things as the Purchaser may consider necessary or desirable, acting reasonably, to effectively transfer and assign the First Tranche to the Purchaser, with a good and marketable title, free and clear of all Encumbrances, except as contemplated by this Agreement, and to deliver possession thereof to the Purchaser and the Purchaser shall pay the Purchase Price for the First Tranche by wire transfer of immediately available funds in accordance with the written directions of the Vendor which shall be provided to the Purchaser within 24 hours of the execution and delivery of this Agreement. At the Second Time of Closing, upon fulfilment of all the conditions set out in Article 7, the Vendor shall execute and deliver to the Purchaser all such documents, certificates and instruments and do all such other acts and things as the Purchaser may consider necessary or desirable, acting reasonably, to effectively transfer and assign the Second Tranche to the Purchaser, with a good and marketable title, free and clear of all Encumbrances, except as contemplated by this Agreement, and to deliver possession thereof to the Purchaser and the Purchaser shall pay the Purchase Price for the Second Tranche by wire transfer of immediately available funds in accordance with the written directions of the Vendor referred to above.
8.3 Further Assurances.
          Each party to this Agreement covenants and agrees that, from time to time subsequent to the Second Closing Date, it will, at the request and expense of the requesting party, execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as any other party hereto, acting reasonably, may from time to time request be executed or done in older to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.
ARTICLE 9
MISCELLANEOUS
9.1 Notices.
          (a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:
(i)	if to the Vendor:

Lansdowne UK Equity Fund Limited c/o Lansdowne Partners Limited Partnership 15 Davies Street London, W1K 3AG

Attention:	Adam Glinsman
Telecopier No.:	+44 (0) 20 7290 5500
(ii)	if to the Purchaser or the Guarantor:
XSTRATA PLC Bahnhofstrasse 2, P.O. Box 102, CH - 6301 Zug Switzerland

Attention:	Benny S. Levene
Chief Legal Counsel
Telecopier No.:	+4141 726 7188
     (b) Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.
     (c) Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this section 9.1.
9.2 Commissions, etc.
          The Vendor agrees to indemnify and save harmless the Purchaser from and against all claims, damages and expenses suffered or incurred by the Purchaser in respect of any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for or on behalf of the Vendor.
          The Purchaser agrees to indemnify and save harmless the Vendor from and against all claims, damages and expenses suffered or incurred by the Vendor in respect of any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for or on behalf of the Purchaser.
           party shall be responsible for any expenses incurred by it in connection with this Agreement.
9.3 Consultation.
          The parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby, save to the extent that such announcement is required by law, regulation or other statutory or governmental authority. The parties will use their respective reasonable efforts not to issue any press releases or other public statements inconsistent with the results of such consultation.

9.4 Guarantee.
          In consideration of the Vendor entering into this Agreement, the Guarantor (as primary obligor and not merely as surety) hereby irrevocably and unconditionally guarantees the full and timely performance of all of the obligations of the Purchaser under this Agreement. This guarantee is a continuing guarantee and shall remain in force until all of the Purchaser’s obligations have been satisfied in full.
9.5 Best Efforts.
          The parties acknowledge and agree that, for all purposes of this Agreement, an obligation on the part of any party to use its best efforts to obtain any waiver, consent, approval, permit, licence or other document shall not require such party to make any payment to any person for the purpose of procuring the same, other than payments for amounts due and payable to such person, payments for incidental expenses incurred by such person and payments required by any applicable law or regulation.

9.6 Counterparts.
          This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.
          IN WITNESS WHEREOF this Agreement has been executed by the parties.

LANSDOWNE UK EQUITY FUND LIMITED,
by its investment manager:
LANSDOWNE PARTNERS LIMITED PARTNERSHIP,
acting by its general partner:
LANSDOWNE PARTNERS LIMITED

by	/s/ Mr. P Ruddock

	Name:	MR. P RUDDOCK
	Title:	DIRECTOR

1184760 ALBERTA LTD.

by	/s/ Benny Steven Levene

	Name:	Benny Steven Levene
	Title:	President

XSTRATA PLC

by	/s/ Benny Steven Levene

	Name:	Benny Steven Levene
	Title:	Chief Legal Counsel